Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Reports Third Quarter 2015 Financial Results, Declares a Dividend of $0.34 Per Share

BOSTON – November 5, 2015 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to middle market companies, today announced financial results for its third fiscal quarter ended Sept. 30, 2015. Additionally, THL Credit announced that its Board of Directors has declared a fourth fiscal quarter 2015 dividend of $0.34 per share payable on December 31, 2015, to stockholders of record as of December 15, 2015.

HIGHLIGHTS

($ in millions, except per share amounts)
As of Sept. 30, 2015
Portfolio results
Total assets	$778.7
Investment portfolio, at fair value	$748.3
Net assets	$434.5
Net asset value per share	$13.03
Weighted average yield on investments	11.7%

	Quarter ended Sept. 30, 2015	Quarter ended Sept. 30, 2014
Portfolio activity
Total portfolio investments made, at par	$37.6	$39.8
Number of new portfolio investments	1	2
Number of portfolio investments at end of period	55	57
Operating results
Total investment income	$23.1	$23.1
Net investment income	$11.6	$12.2
Net increase in net assets from operations	$2.6	$11.8
Net investment income per share	$0.35	$0.36
Dividends declared per share	$0.34	$0.34

“Our strong track record of generating earnings in excess of our regular dividend and providing an attractive return on equity to our shareholders continued in the third quarter,” said Sam W. Tillinghast, THL Credit’s co-chief executive officer. “We are proud of our overall credit quality, and we remain focused on preservation of capital and optimizing our fully invested portfolio.”

Christopher J. Flynn, THL Credit’s co-chief executive officer, added, “As our portfolio turns over, we will continue to re-invest in our existing portfolio, and pursue new opportunities in secured investments in the lower middle market, where we see the most attractive risk-adjusted returns for our shareholders. We will also continue to invest in our Logan joint venture, which is generating a strong dividend yield for shareholders. We made additional share repurchases of the Company’s common shares during the third quarter and will continue with accretive share repurchases as market conditions and other factors warrant.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the third quarter, THL Credit invested $10.0 million in one new portfolio company, $8.8 million in THL Credit Logan JV LLC (“Logan JV”) and $18.8 million in other follow-on investments in 9 existing portfolio companies.

Investments for the quarter included:

•	$10.0 million in the second lien term loan of American Covers, Inc., the holding company for a manufacturer and a marketer of air freshening products;

•	$8.8 million equity contribution to Logan JV;

•	$5.5 million follow-on investment in the second lien term loan of Hostway Corporation;

•	$1.8 million follow-on investment in the first lien secured term loan of BeneSys Inc.;

•	$1.4 million follow-on investment in the subordinated term loan and $1.1 million follow-on investment in the preferred equity of A10 Capital LLC; and

•	$9.0 million to fund delayed draw term loan, revolver and follow-on investments in LAI International, Inc., Wheels Up Partners, LLC, BeneSys Inc., Hart Intercivic Inc., Freeport Financial SBIC Fund LP, and Aerogroup International Inc. in support of acquisitions and other growth initiatives.

Notable realizations for the quarter included:

•	$31.6 million from the repayment of THL Credit’s first lien secured term loan investment in Harrison Gypsum, LLC, at par, including a prepayment premium;

•	$7.8 million from the sale of THL Credit’s CLO residual interest in Adirondack Park CLO Ltd.; and

•	$5.0 million from the sale of THL Credit’s CLO residual interest in Sheridan Square CLO, Ltd.

These transactions bring the total fair value of THL Credit’s investment portfolio to $748.3 million across 55 portfolio investments at the end of the third quarter. The weighted average yield on the new and follow-on investments made this quarter was 10.2 percent. As of Sept. 30, 2015, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 11.7 percent. The weighted average yield on the debt investments alone at their current cost basis was 11.5 percent. As of Sept. 30, 2015, THL Credit had one loan on non-accrual status with an aggregate amortized cost basis of $4.5 million and fair value of $2.6 million, or 0.6 percent and 0.3 percent of the portfolio’s amortized cost and fair value, respectively.

As of Sept. 30, 2015, THL Credit’s investment portfolio at fair value was allocated 46 percent in first lien debt, including unitranche investments, 26 percent in second lien debt, 9 percent in subordinated debt, 4 percent in other income-producing securities, 6 percent in Logan JV and 9 percent in equity securities. As of Sept. 30, 2015, based upon fair value, 76 percent of THL Credit’s debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 24 percent bore interest at fixed rates.

This compares to the portfolio as of Dec. 31, 2014, which had a fair value of $784.2 million across 60 investments allocated 50 percent in first lien debt, including unitranche investments, 22 percent in second lien debt, 13 percent in subordinated debt, 6 percent in other income-producing equity securities, 2 percent in Logan JV and 7 percent in equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2014, was 11.7 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2014, was 11.6 percent. As of Dec. 31, 2014, THL Credit had no loans on non-accrual status. As of Dec. 31, 2014, 72 percent of its debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 28 percent bore interest at fixed rates.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Sept. 30, 2015 and 2014 was $23.1 million and $23.1 million, respectively, and consisted of $19.1 million and $20.1 million of interest income on debt securities (which included PIK interest of $1.1 million and $0.5 million and prepayment premiums of $0.1 and $0.7 million, respectively), $1.2 million and $0.2 million of dividend income, $1.7 million and $1.8 million of interest income on other income-producing securities and $1.1 million and $1.0 million of other income, respectively.

The fluctuation between the three month periods was primarily due to the growth in dividend income and other income primarily from amendment and other fees. This increase was offset by lower interest income on debt securities.

Expenses

Expenses for the three months ended Sept. 30, 2015 and 2014 were $11.5 million and $10.9 million, respectively. For the three months ended Sept. 30, 2015 and 2014, base management fees were $3.0 million and $2.9 million, incentive fees totaled $2.9 million and $2.9 million, administrator and other expenses totaled $2.1 million and $2.2 million and fees and expenses related to THL Credit’s credit borrowings totaled $3.9 million and $2.7 million, respectively. In addition, for the three months ended Sept. 30, 2015 and 2014, THL Credit recorded an income tax (benefit) provision related to its consolidated blocker corporations, excise and other taxes of ($0.4) million and $0.2 million, respectively.

The increase in expenses for the respective periods was due primarily to the increase in fees and expenses related to THL Credit’s borrowings. This increase in expenses was offset by a decrease in income tax provision which was the result of updated tax estimates from portfolio companies held by THL Credit’s blocker corporations.

Net investment income

Net investment income totaled $11.6 million and $12.2 million, or $0.35 and $0.36 per share based upon 33,506,914 and 33,905,202 weighted average common shares outstanding, respectively, for the three months ended Sept. 30, 2015 and 2014, respectively.

The decrease in net investment income for the respective periods is primarily attributable to increased costs associated with borrowings outstanding and accelerated amortization of deferred financing costs related to a recent amendment, which was offset by a favorable income tax benefit compared to the prior quarter.

Net realized gains and losses on investments, net of income tax provision

For the three months ended Sept. 30, 2015, THL Credit recognized a net realized gain of $0.2 million primarily attributable to a distribution received from investment in funds. For the three months ended Sept. 30, 2014, THL Credit recognized net realized losses on portfolio investments of $0.8 million, primarily related to the $1.0 million loss on a conversion from debt to equity of THL Credit’s investment in C&K Market offset by $0.2 million in aggregate gains primarily from the sale of Blue Coat Systems, Inc.

Net change in unrealized appreciation on investments

For the three months ended Sept. 30, 2015 and 2014, THL Credit’s investment portfolio had a net change in unrealized (depreciation) appreciation of $(8.6) million and $0.5 million, respectively.

The net change in unrealized appreciation on THL Credit’s investments was driven primarily by changes in the capital market conditions and financial performance of certain portfolio investments.

Provision for taxes on unrealized gain on investments

For the three months ended Sept. 30, 2015 and 2014, THL Credit recognized a provision for tax on unrealized gains on investments of $0.4 million and $0.3 million for consolidated subsidiaries, respectively.

The change in provision for tax on unrealized gains on investments relates primarily to changes to the unrealized appreciation of the investments held in these taxable consolidated subsidiaries, other temporary differences and changes in estimates received from certain portfolio companies.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended Sept. 30, 2015 and 2014, THL Credit’s interest rate derivative agreement had a net change in unrealized (depreciation) appreciation of $(0.1) million and $0.3 million, respectively.

The net change in unrealized appreciation (depreciation) was due to capital market changes impacting swap rates.

For the three months ended Sept. 30, 2015 and 2014, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $2.6 million, or $0.08 per common share based on a weighted average of 33,506,914 common shares for the three months ended Sept. 30, 2015, as compared to $11.8 million, or $0.35 per common share, based on a weighted average of 33,905,202 common shares for the three months ended Sept. 30, 2014.

The decrease in net assets resulting from operations was due primarily to a decrease in unrealized appreciation of the portfolio due to changes in the capital market conditions and financial performance of certain portfolio investments and an increase in borrowing expenses.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

THL Credit’s liquidity and capital resources are derived from its credit facilities, equity and debt raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

As of Sept. 30, 2015, THL Credit had cash of $10.7 million. As of Sept. 30, 2015, THL Credit had $325.4 million in outstanding borrowings, which was comprised of $106.5 million outstanding on the term loan, $168.9 million outstanding on the revolving credit facility, and $50.0 million outstanding on notes due

2021. As of Sept. 30, 2015, borrowings outstanding had a weighted average interest rate of 3.45 percent. For the nine months ended Sept. 30, 2015, THL Credit borrowed $120.0 million and repaid $139.5 million on its revolving credit facility with proceeds from investment prepayments and sales and income earned.

For the nine months ended Sept. 30, 2015, THL Credit’s operating activities provided cash of $70.7 million, primarily in connection with the sales and repayments of portfolio investments, and its financing activities used cash of $19.5 million to repay borrowings, $7.0 million to repurchase common stock, $34.3 million for distributions to stockholders and $1.9 million for the payment of financing and offering costs.

For the nine months ended Sept. 30, 2014, THL Credit’s operating activities used cash of $41.5 million primarily in connection with the purchase and sales of investments and its financing activities provided cash of $77.3 million from the Company’s net borrowings and used $34.6 million for distributions to stockholders and $1.9 million for the payment of financing and offering costs.

STOCK REPURCHASE PROGRAM

For the three month period ended Sept. 30, 2015, THL Credit repurchased 0.3 million shares of its common stock at an average price of approximately $12.28 per share, inclusive of commissions, or a weighted average discount to its June 30, 2015 net asset value of 7.6 percent. The total dollar amount of shares repurchased during the three month period ended Sept. 30, 2015 was $3.2 million. This was completed pursuant to a stock repurchase program authorized by THL Credit’s board of directors on March 6, 2015 that was put into effect in May 2015. Unless extended by the board of directors, the stock repurchase program will terminate on March 6, 2016 and may be modified or terminated at any time for any reason without prior notice.

RECENT DEVELOPMENTS

From October 1, 2015 through November 5, 2015, THL Credit closed two new and three follow-on debt investments totaling $26.3 million in the retail and grocery, financial services, IT services, and consumer products industries. Of the new and follow-on investments, 62.0% were first lien investments, 19.0% were second lien investments and 19.0% was an investment in Logan JV. All of the new and follow-on debt investments were floating rate with a combined weighted average yield based upon cost at the time of the investment of 9.5%.

On October 9, 2015, THL Credit received proceeds of $9.0 million from the repayment of its senior secured first lien investment in Embarcadero Technologies, Inc., which included a prepayment premium of $0.07 million.

On October 27, 2015, THL Credit sold its second lien investment in BBB Industries US Holding, Inc. for total proceeds of $4.3 million, resulting in a nominal realized gain.

On November 3, 2015, THL Credit’s board of directors declared a dividend of $0.34 per share payable on December 31, 2015 to stockholders of record at the close of business on December 15, 2015.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on November 6, 2015, at 10:30 a.m. Eastern Standard Time. The conference call will be led by Christopher J. Flynn and Sam W. Tillinghast, co-chief executive officers, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 58319054. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through November 13, 2015, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 58319054. The replay will also be available on the THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(in thousands, except per share data)

	September 30, 2015	December 31, 2014
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $665,594 and $726,811, respectively)	$665,026	$732,862
Controlled investments (cost of $79,782 and $52,208, respectively)	83,234	51,349
Non-controlled, affiliated investments (cost of $7 and $9, respectively)	7	9

Total investments at fair value (cost of $745,383 and $779,028, respectively)	$748,267	$784,220
Cash	10,705	2,656
Interest, dividends, and fees receivable	9,734	6,221
Deferred financing costs	7,248	7,021
Deferred tax assets	826	285
Due from affiliate	627	1,216
Other deferred assets	431	600
Receivable for paydown of investments	330	329
Prepaid expenses and other assets	444	399
Deferred offering costs	126	—
Receivable for investments sold	—	9,538

Total assets	$778,738	$812,485

Liabilities:
Loans payable	$275,351	$294,851
Notes payable	50,000	50,000
Payable for investment purchased	5,452	10,400
Accrued incentive fees	4,051	4,175
Deferred tax liability	3,224	2,565
Base management fees payable	2,991	2,810
Other deferred liabilities	1,293	1,418
Accrued expenses and other payables	1,096	1,856
Accrued interest and fees	291	576
Interest rate derivative	470	213

Total liabilities	344,219	368,864

Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,338 and 33,905 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	33	34
Paid-in capital in excess of par	441,951	448,726
Net unrealized (depreciation) appreciation on investments, net of provision for taxes of $3,224 and $2,565, respectively	(340)	2,627
Net unrealized depreciation on interest rate derivative	(470)	(213)
Accumulated undistributed net realized losses	(13,881)	(13,360)
Accumulated undistributed net investment income	7,226	5,807

Total net assets	434,519	443,621

Total liabilities and net assets	$778,738	$812,485

Net asset value per share	$13.03	$13.08

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$20,616	$21,659	$62,397	$60,932
Dividend income	22	229	315	3,014
Other income	563	265	3,063	1,296
From non-controlled, affiliated investments:
Other income	501	703	1,746	2,217
From controlled investments:
Interest income	235	236	712	276
Dividend income	1,180	—	2,284	—
Other income	—	53	113	53

Total investment income	23,117	23,145	70,630	67,788
Expenses:
Interest and fees on borrowings	3,154	2,388	9,394	6,953
Base management fees	2,991	2,931	8,885	8,333
Incentive fees	2,912	2,944	8,873	8,010
Administrator expenses	912	976	2,782	2,850
Amortization of deferred financing costs	703	340	1,528	975
Other general and administrative expenses	617	654	2,046	1,920
Professional fees	328	373	1,125	1,390
Directors’ fees	226	166	662	458

Total expenses	11,843	10,772	35,295	30,889
Income tax provision, excise and other taxes	(375)	150	(156)	1,086

Net investment income	11,649	12,223	35,491	35,813
Realized Gain and Change in Unrealized Appreciation on Investments:
Net realized gain (loss) on investments:
Non-controlled, non-affiliated investments	196	(777)	273	(1,051)
Controlled investments	20	—	20	—

Net realized gain (loss) on investments	216	(777)	293	(1,051)

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled, non-affiliated investments	(7,626)	206	(6,621)	(3,254)
Controlled investments	(969)	299	4,312	299

Net change in unrealized appreciation (depreciation) on investments	(8,595)	505	(2,309)	(2,955)

Net realized and unrealized gain (loss) from investments	(8,379)	(272)	(2,016)	(4,006)
Provision for taxes on realized gain on investments	(9)	—	(9)	(249)
(Provision) benefit for taxes on unrealized gain on investments	(443)	(292)	(659)	693
Interest rate derivative periodic interest payments, net	(109)	(116)	(336)	(344)
Net change in unrealized appreciation (depreciation) on interest rate derivative	(114)	267	(257)	168

Net increase in net assets resulting from operations	$2,595	$11,810	$32,214	$32,075

Net investment income per common share:
Basic and diluted	$0.35	$0.36	$1.05	$1.06
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.08	$0.35	$0.95	$0.95
Dividends declared and paid	$0.34	$0.34	$1.02	$1.02
Weighted average shares of common stock outstanding:
Basic and diluted	33,507	33,905	33,739	33,905

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Houston, Los Angeles and New York. THL Credit is a direct lender to lower middle market companies that invests primarily in directly originated first lien and second lien secured loans, including through unitranche investments. In certain instances, THL Credit also makes subordinated debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities, and direct equity co-investments. THL Credit targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit and its subsidiary maintain a variety of advisory and sub-advisory relationships across their investment platforms, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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